Exhibit 99.1
Harvest Natural Resources, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
     The following table sets forth our selected consolidated financial data for each of the years in the five-year period ended December 31, 2008. In December 2007, we changed our accounting method for oil and gas exploration and development activities to the successful efforts method from the full cost method. Financial information for 2007 has been restated to reflect the correction of an error related to deferred tax adjustments to reconcile our share of Petrodelta’s Net Income reported under IFRS to that required under accounting principles generally accepted in the United States of America (“GAAP”) and recorded within our Net income from unconsolidated equity affiliates. See Notes to the Consolidated Financial Statements, Note 1 — Organization and Summary of Significant Accounting Policies — Restatement included in Exhibit 99.3 to this Current Report on Form 8-K. The selected consolidated financial data have been derived from and should be read in conjunction with our annual audited consolidated financial statements, including the notes thereto.

	Year Ended December 31,
		2007[1,3]
	2008[1]	Restated	2006[1]	2005	2004
	(in thousands, except per share data)
Statement of Operations:
Total revenues	$—	$11,217	$59,506	$236,941	$186,066
Operating income (loss)	(54,440)	(19,536)	574	104,571	70,547
Net income from Unconsolidated Equity Affiliates	34,576	55,297	—	—	—
Net income (loss) attributable to Harvest	(21,464)	60,118	(62,502)	38,876	18,414

Net income (loss) attributable to Harvest per common share:
Basic	$(0.63)	$1.65	$(1.68)	$1.05	$0.51

Diluted	$(0.63)	$1.59	$(1.68)	$1.01	$0.48

Weighted average common shares outstanding
Basic	34,073	36,550	37,225	36,949	36,128
Diluted	34,073	37,950	37,225	38,444	38,122

	As of December 31,
		2007[1,3]
	2008[1]	Restated	2006[1]	2005	2004
	(in thousands, except per share data)
Balance Sheet Data:
Total assets	$362,266	$417,071	$468,365	$451,377	$433,019
Long-term debt, net of current maturities	—	—	66,977	—	—
Total Harvest stockholders’ equity[2]	273,242	316,647	281,409	337,975	295,615

(1)	Activities under our former OSA in Venezuela are reflected under the equity method of accounting effective April 1, 2006. The results of Petrodelta’s operations from April 1, 2006 until December 31, 2007 are reflected in 2007 when Petrodelta was formed.

(2)	No cash dividends were declared or paid during the periods presented.

(3)	See Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in Exhibit 99.2 to this Current Report on Form 8-K for information on the restatement of 2007.